FILED PURSUANT TO RULE 424(B)(2)
REGISTRATION NO. 333-132747

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated September 26, 2007)
100% Principal Protection Notes
Linked to a Currency and Gold Basket
A Strategic Complement to Fixed Income Investing
UBS AG $9,795,020 Notes Linked to a Currency and Gold Basket due September 28, 2009
These Principal Protection Notes Linked to a Currency and Gold Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns based on the depreciation of the U.S. dollar relative to a basket of currencies and gold (the “Basket”). The Basket is composed of five rates: the Malaysian ringgit (MYR), the Indonesian rupiah (IDR), the Indian rupee (INR), the Philippine peso (PHP) and gold (XAU) (each a “Basket Rate” and collectively the “Basket Rates”). Principal protection only applies at maturity.

☐	Possibility of enhanced returns linked to the appreciation of the Basket Rates relative to the U.S. dollar
☐	100% principal protection at maturity
☐	Exposure to gold and the Malaysian, Indonesian, Indian and Philippine currencies
☐	137% Participation Rate

Trade Date	September 26, 2007
Settlement Date	September 28, 2007
Valuation Date*	September 24, 2009
Maturity Date*	September 28, 2009
* Subject to postponement in the event of a market disruption event, as defined in the Prospectus Supplement.
We are offering 100% Principal Protection Notes linked to a Currency and Gold Basket. If the Basket Return, which is linked to the performance of each Basket Rate versus the U.S. dollar, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the principal amount of the Notes multiplied by the product of 137% (the Participation Rate) and the appreciation of the Basket (that is, the amount by which the Basket Return is greater than zero). If the Basket Return on the Valuation Date is below or equal to zero, then the investor will receive at maturity only the principal amount of the Notes, with no additional return. The Notes do not bear interest and are 100% principal protected if held to maturity. The Notes are offered at a minimum investment of $1,000.
See “Indicative Terms” on page 3. The Notes we are offering will have the terms set forth in the Prospectus Supplement, the accompanying prospectus and this Pricing Supplement. See “Key Risks” on page 6 and the more detailed “Risk Factors” beginning on page S-9 of the Prospectus Supplement relating to the Notes for risks related to an investment in the Notes.
The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this Pricing Supplement, or the accompanying Prospectus Supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us

Per Note	$10.00	$0.20	$9.80

Total	$9,795,020	$195,900	$9,599,120

UBS Financial Services Inc. UBS Investment Bank
Pricing Supplement dated September 26, 2007

UBS has filed a registration statement (including a prospectus, as supplemented by a Prospectus Supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this Pricing Supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.
You may access these documents on the SEC web site at www.sec.gov as follows:

]	Prospectus Supplement dated September 26, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000095012307013144/y39940e424b2.txt

]	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm
References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the 100% Principal Protection Notes linked to a Currency and Gold Basket that are offered hereby. Also, references to the “Prospectus Supplement” mean the UBS prospectus supplement, dated September 26, 2007 and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.
The Notes may be suitable for you if, among other considerations:

]	You seek an Investment with a return linked to the Basket Rates.

]	You believe the value of the U.S. dollar will depreciate (gold and the currencies in the Basket appreciate) relative to the Basket Rates over the term of the Notes.

]	You seek an investment that offers 100% principal protection when the Notes are held to maturity.

]	You do not seek current income from this investment

]	You are willing to invest in the Notes based on the Participation Rate.
The Notes may not be suitable for you if, among
other considerations:

]	You do not seek an investment with exposure to depreciation of gold and the Malaysian, Indonesian, Indian and Philippine currencies versus the US dollar

]	You believe the value of the U.S. dollar will appreciate (gold and the currencies in the Basket depreciate) relative to the Basket Currencies over the Term of the Notes.

]	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

]	You seek current income from your investments.

]	You are unable or unwilling to hold the Notes to maturity.

]	You seek an investment for which there will be an active secondary market.
The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 and more detailed “Risk Factors” beginning on page S-9 of the Prospectus Supplement relating to the Notes for risks related to an investment in the Notes.

Issuer	UBS AG, Jersey Branch

Issue Size	$9,795,020 (979,502 Notes)

Issue Price	$10 per Note

Minimum Investment	$1,000 (100 Notes)

Term	24 months

Basket	Gold (XAU), Malaysian ringgit (MYR), Indonesian rupiah (IDR), Indian rupee (INR) and Philippine peso (PHP) (each a “Basket Rate” and collectively the “Basket Rates”).

Basket Rate Weighting	For each Basket Rate as set forth below:
	XAU/USD Spot Rate	20%
	USD/MYR Spot Rate	20%
	USD/IDR Spot Rate	20%
	USD/INR Spot Rate	20%
	USD/PHP Spot Rate	20%

Participation Rate	137%

Principal Protection	100% if held to maturity

Payment at Maturity	At maturity, you will receive a cash payment, for each Note of $10 plus the Additional Amount, which may be zero.

Additional Amount	An amount per Note equal to the greater of (a) zero and (b) $10 x Basket Return x Participation Rate

Basket Return	A percentage equal to:
	Basket Ending Level–Basket Starting Level

	Basket Starting Level

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level	The Basket closing level on the Valuation Date, equal to 100 x (1 plus the sum of the Weighted Rate Returns)

Weighted Rate Return	For each Basket Rate: Rate Return x Basket Rate Weighting

Rate Return	For each currency in the Basket:
	Initial Spot Rate–Final Spot Rate

	Final Spot Rate
	For Gold:
	Final Spot Rate–Initial Spot Rate

	Initial Spot Rate

Final Spot Rate:	For each Basket Rate, the Reference Exchange Rate for that Basket Rate on the Valuation Date, determined by the Calculation Agent as set forth in the Prospectus Supplement.

Initial Spot Rate	For each Basket Rate, the Reference Exchange Rate for that Basket Rate determined by the Calculation Agent on the Trade Date as set forth below:
	XAU	728.85
	MYR	3.428
	IDR	9140
	INR	39.66
	PHP	45.16

CUSIP	902623404

ISIN	US9026234040

The percentage change from the Basket Starting Level to the Basket Ending Level
You will receive a cash payment that provides you with a return multiplied by the Participation Rate of 137%.
Accordingly, if the Basket Return is positive, your Payment at Maturity per Note will be calculated as follows:
$10 + [$10 x Basket Return x Participation Rate]
You will receive the principal amount of your Notes at Maturity, and no additional return.

The following examples for the Notes show Scenarios for the Payment at Maturity of the Notes, based on a Participation Rate of 137% and hypothetical Basket Returns from -100% to +100%.
Hypothetical Examples1:
The following additional payment examples for the Notes shows scenarios for the Payment at Maturity of the Notes, illustrating positive and negative Basket Ending Levels and Basket Returns reflecting either correlated or offsetting appreciation and depreciation in the different Basket Rates. The following examples are, like the above, based on a Participation Rate of 137%, as well as the Initial Spot Rates for the Basket Rates and for the Final Spot Rates (which will be determined on the Valuation Date), and consequently of the Basket Ending Level and Basket Return. The hypothetical Initial Spot Rate and Final Spot Rate values for the Basket Rates have been chosen arbitrarily for the purpose of these examples, are not associated with UBS Research forecasts for gold or any currencies in the Basket/ USD exchange rates and should not be taken as indicative of the future performance of gold or any currencies in the Basket/ USD exchange rate.
Example 1: XAU, MYR, IDR PHP and INR each appreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 108.36 and a Basket Return of 8.36%, and therefore a Payment at Maturity of $11.145 per $10 Note.
Because the Basket Return is 8.36%, which is greater than zero, the Additional Amount is equal to $1.145, and the Payment at Maturity is equal to $11.145, per $10 Note (a return of 11.45% per $10 Note), calculated as follows:
$10 + ($10 x 8.36% x 137%) = $11.145.
The table below illustrates how the Basket Ending Level in the above example was calculated:

	Initial Spot Rate	Final Spot Rate	Gold/Currency	Basket	Weighted
Basket Component	(on Trade Date)	(on Valuation Date)	Return	Weighting	Rate Return

XAU	728.85	787.158	8.00%	20%	1.60%
MYR	3.428	2.9138	17.65%	20%	3.53%
IDR	9140	8683	5.26%	20%	1.05%
PHP	45.16	44.7084	1.01%	20%	0.20%
INR	39.66	36.0906	9.89%	20%	1.98%

Sum of weighted Basket Rate Returns =					8.36%

Basket Ending Level = 100 x (1 + Sum of weighted Basket Rate Returns) =					108.36

[1]	The payment at maturity per Note should be multiplied by the number of Notes you have purchased (which cannot be less than 100).

Example 2: XAU, MYR, IDR PHP and INR each depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 96.24 and a Basket Return of -3.76%, and therefore a Payment at Maturity of $10.00 per $10 Note.
Because the Basket Return is -3.76%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $10, per $10 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).
The table below illustrates how the Basket Ending Level in the above example was calculated:

	Initial Spot Rate	Final Spot Rate	Gold/Currency	Basket	Weighted
Basket Component	(on Trade Date)	(on Valuation Date)	Return	Weighting	Rate Return

XAU	728.85	714.273	-2.00%	20%	-0.40%
MYR	3.428	3.49656	-1.96%	20%	-0.39%
IDR	9140	9597	-4.76%	20%	-0.95%
PHP	45.16	45.6116	-0.99%	20%	-0.20%
INR	39.66	43.626	-9.09%	20%	-1.82%

Sum of weighted Basket Rates Returns =					-3.76%

Basket Ending Level = 100 x (1 + Sum of weighted Basket Rates Returns) =					96.24

Example 3: XAU, MYR and IDR each appreciate relative to their initial Spot Rates while PHP and INR each depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 99.84 and a Basket Return of -0.16%, and therefore a Payment at Maturity of $10.00 per $10 Note.
Because the Basket Return is -0.16%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $10, per $10 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).
The table below illustrates how the Basket Ending Level in the above example was calculated:

	Initial Spot Rate	Final Spot Rate	Gold/Currency	Basket	Weighted
Basket Component	(on Trade Date)	(on Valuation Date)	Return	Weighting	Rate Return

XAU	728.85	743.427	2.00%	20%	0.40%
MYR	3.428	3.2566	5.26%	20%	1.05%
IDR	9140	8957.2	2.04%	20%	0.41%
PHP	45.16	45.6116	-0.99%	20%	-0.20%
INR	39.66	43.626	-9.09%	20%	-1.82%

Sum of weighted Basket Rates Returns =					-0.16%

Basket Ending Level = 100 x (1 + Sum of weighted Basket Rates Returns) =					99.84

The following chart shows the hypothetical Basket Ending Level at the end of each week in the period from the week ending September 30, 1997 through the week ending September 26, 2007, using a Basket Ending Level indexed to 100 on September 26, 2007 based upon Initial Spot Rates determined on that day. The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level will be indexed to 100 on the Trade Date.
Market risk— The return on the Notes at maturity is linked to the performance of the price of gold and the currencies in the Basket relative to US dollar, and will depend on whether, and the extent to which, Basket Rates appreciate against the US dollar. The Basket Return will be based on the performance of the US dollar versus each of the Basket Rates during the term of the Notes. The value of the Basket will be affected by movements in the value of the Basket Rates against the dollar.

]	The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

]	The original issue price of the Notes includes the agents’ commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates— As a result, the price, if any, at which UBS AG or its affiliates will be willing to purchase Notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

]	The XAU/ USD spot rate, the USD/ MYR spot rate, the USD/ IDR spot rate, the USD/ INR spot rate and the USD/ PHP spot rate will be influenced by unpredictable factors which interrelate in complex ways— The USD/ MYR Spot Exchange Rate, the USD/ IDR Spot Exchange Rate, the USD/ INR Spot Exchange Rate, and the USD/ PHP Spot Exchange Rate are a result of the supply of, and demand for, each currency and in the case of the XAU/ USD spot rate, gold, and changes in the foreign exchange rate and the price of gold as reflected in the XAU/ USD spot rate may result from the interactions of many factors including economic, financial, social and political conditions in Malaysia, Indonesia, India, the Philippines and the United States, and in the case of gold, the factors described in the following risk factor. These conditions include, for example, the overall growth and performance of the economies of the U.S. and Malaysia, Indonesia, India and the Philippines, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), the trade and current account balance between the United States and Malaysia, Indonesia, India and the Philippines, market interventions by the Federal Reserve Board or Malaysia’s, Indonesia’s, India’s and Philippine’s Central Bank or the central banks of the participating countries, inflation, interest rate levels, the performance of the stock markets in the U.S. and Malaysia, Indonesia, India and the Philippines, the stability of the government of the United States and the governments of Malaysia, Indonesia, India and the Philippines and their banking systems, wars in which the U.S. or Malaysia, Indonesia, India, and the Philippines are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. or Malaysia, Indonesia, India, and the Philippines, and other foreseeable and unforeseeable events.

Certain relevant information relating to Malaysia, Indonesia, India and the Philippines may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Rates and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Rates, and changes in the market price of the Basket Rates are not likely to result in comparable changes in the market value of your Notes.

]	The market price of gold will affect the market value of the Notes— We expect generally that the market value of the Notes will depend partially on the market price gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. In addition to the macroeconomic and other factors described in the preceding risk factor, gold prices may also be affected by industry factors such as:

]	industrial and jewelry demand;

]	lending, sales and purchases of gold by the official sector, including central banks and other

]	governmental agencies and multilateral institutions which hold gold;

]	levels of gold production and production costs;

]	actions by or involving gold mining companies; and

]	short-term changes in supply and demand because of trading activities in the gold market.

]	The liquidity, trading value and amounts payable under the Notes could be affected by the actions of sovereign governments of the United States and Malaysia, Indonesia, India and the Philippines.— Exchange rates of most economically developed nations, including the United States, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Malaysia’s, Indonesia’s, India’s and the Philippines’, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments or Malaysia’s, Indonesia’s, India’s and the Philippines’ which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Malaysian ringgit, Indonesian rupiah, Indian rupee, the Philippine peso, and the U.S. dollar or any other currency.

Market Disruption: If a currency is no longer available due to the imposition of exchange controls or other circumstances beyond Issuer’s control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

Substitute Currency: If a currency is converted into, or there is substituted for the currency, another currency (the ”New Currency”) pursuant to applicable law or regulation (the ”Relevant Law”), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

Emerging Markets Risk: One of the currencies in a currency pair may be an emerging market currency. The possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the US or a foreign government. Such risks generally depend on economic and political events over which Issuer has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. The investor must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.

]	Appreciation in the level of one Basket Rate versus the US dollar may be offset by depreciation in the level of another Basket Rate versus the US dollar, and gains in one Basket Rate position of the Basket may be offset by losses in another Basket Rate position of the Basket— The Notes are linked to the performance of the Basket, which reflects an investment in the US dollar versus Gold and four underlying currencies. Any appreciation in one Basket Rate versus the US dollar may be offset by an depreciation in the level of another Basket Rate versus the US dollar, or vice versa. Therefore, a positive return in one Basket Rate position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Rate position, resulting in an aggregate Basket Return equal to or less than zero.

]	Currency markets may be volatile— foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of Malaysia, Indonesia, India and the Philippines . These factors may affect the values of the component currencies reflected in the Basket and the value of your Notes in varying ways, and different factors may cause the values of the Basket Rates, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.

]	Legal and regulatory risks— Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in Gold and currency markets with a substantial and adverse effect on the performance of the Basket and, consequently, on the value of the Notes.

]	Potential conflicts of interest exist— UBS and its affiliates expect to engage in trading activities related to Gold and the Malaysian ringgit, Indonesian rupiah, Indian rupee and the Philippine peso currencies in the Basket that are not for the account of holders of Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management. Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Exchange Rate on the final valuation date. Since this determination by the calculation agent will affect payment at maturity on the Notes, the calculation agent may have a conflict of interest.

]	We and our affiliates and agents, or UBS AG and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the Basket to which the Notes are linked or the value of the Notes— We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets, the future price of gold and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents or UBS AG and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, Gold and the currencies in the Basket to which the Notes are linked.

]	Significant aspects of the tax treatment of the Notes are uncertain. Please consult your own tax advisor about your own tax situation.

]	No interest payments— You will not receive any periodic interest payments on the Note.

]	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity— The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

]	Principal protection only if you hold the Notes to maturity— If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

]	There may be little or no secondary market for the Notes— We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

]	Owning the Notes is not the same as owning Gold, Malaysian ringgit, Indonesian rupiah, Indian rupee and Philippine peso— The return on your Notes may not reflect the return you would realize if you actually purchased XAU, MYR, IDR, INR and PHP.

]	There are potential conflicts of interest between you and UBS in its capacity as a market-making member of the London Bullion Market Association— In its capacity as a market-making member of the London Bullion Market Association (“LBMA”), UBS quotes prices for buying and selling of gold for spot and forward delivery on a daily basis. As described below, if a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the ending price based on quotations provided by at least three major gold bullion dealers that are members of the LBMA. Accordingly, in determining the ending price, the calculation agent may rely in part on a quotation provided by UBS in its capacity as a market-making member of the LBMA. This may present a conflict between our obligations as a market-making member of the LBMA and your interests as a holder of the Notes.
Investors are urged to review ”Risk Factors” in the prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Securities.
The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-657-9836.

Some of the tax consequences of your investment in the Notes are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page S-32 of the prospectus supplement.
In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income. Your cost basis in your Notes will be increased by the amount you are required to include in income.
The comparable yield for the Notes will be set forth in a final prospectus supplement relating to the Notes. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the principal amount of your Notes.
The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2007 (unaudited)	CHF	US dollar

	(in millions)
Debt
Debt issued(1)	392,756	321,452

Total Debt	392,756	321,452
Minority Interest(2)	6,139	5,024
Shareholders’ Equity	51,259	41,953

Total Shareholders’ capitalization Equity	450,154	368,429

(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2) Includes Trust preferred securities.
Swiss franc (CHF) amounts have been translated into US dollars (US dollar) at the rate of CHF 1 = US dollar 0.81845 (the exchange rate in effect as of June 30, 2007).
To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

]	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.

]	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection or contingent protection.

]	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection or contingent protection.

]	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.
“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the notes, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.
Classification of structured products into categories is not intended to guarantee particular results or performance.